Exhibit 16.1
September 23, 2005
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Home Products International, Inc. (the Company) and, under the date of March 31, 2005, except as to Note 2, which is as of August 22, 2005, we reported on the consolidated financial statements of the Company as of and for the fiscal years ended January 1, 2005 and December 27, 2003. Our report dated March 31, 2005, except as to Note 2, which is as of August 22, 2005, contains an explanatory paragraph that states that, “As discussed in Note 2 to the consolidated financial statements, the Company’s consolidated financial statements as of and for the fiscal year ended January 1, 2005 have been restated.” On September 20, 2005, our appointment as principal accountants was terminated. We have read the Company’s statements included under Item 4.01(a) of its Form 8-K filed on September 23, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the dismissal of KPMG as its principal accountants was approved by the Audit Committee of the Company’s Board of Directors.
Very truly yours,
/s/ KPMG LLP